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                                                                    EXHIBIT 12.2

                            AUDIT COMMITTEE CHARTER

                                      OF

                        RETRACTABLE TECHNOLOGIES, INC.


     The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Corporation, (2) the compliance by the Corporation with securities regulations and (3) the independence and performance of the Corporation's auditors. The members of the Audit Committee shall be comprised of a minimum of three directors. The Committee shall meet a minimum of four times per year, report to the Board, and shall:

     1. Review the annual audited statements with management, including major issues regarding accounting and auditing principles and practices and the adequacy of internal controls that could specifically affect the Corporation's financial statements. Review an analysis prepared by management and the external auditor of significant financial reporting issues and judgments made in connection with the preparation of the Corporation's financial statements.

     2. Discuss with the external auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit and certain information related to the auditor's judgments about the quality, not just the acceptability, of the Corporation's accounting principles.

     3. Review with the auditors any problems or difficulties they may have encountered and any management letter provided by them including the Corporation's response to that letter.

     4. Review with management the Corporation's quarterly earnings release prior to its being made public.

     5. Review major changes to the Corporation's auditing and accounting principles and practices suggested by auditors or management.

     6. Review with management an analysis of the Corporation's major financial risk exposures and the measures management has taken to monitor and control such exposures.

     7. Review with the Corporation's corporate counsel legal matters that may have a material impact on the financial statements, the Corporation's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     8. Obtain reports from management that the Corporation is in conformity with applicable legal requirements and the Corporation's Amended and Restated Bylaws and advise the Board with respect to the Corporation's policies and procedures regarding compliance therewith.

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     9.   Recommend to the Board the appointment of the external auditor, which firm is ultimately accountable to the Audit Committee and the Board. Evaluate the performance of the external auditor and, if so determined by the Audit Committee, recommend that the Board replace the external auditor.

     10. Receive periodic reports, including fees paid for non-audit services, from the external auditor regarding their independence. Discuss such reports with the auditor and, if so determined by the Audit Committee, recommend that the Board take appropriate action to ensure the independence of the auditor.

     11. Meet with the senior internal auditing executive, if any, and/or the Chief Financial Officer and the external auditor in separate executive sessions.

     12. Review and assess the adequacy of this charter annually and recommend proposed changes to the Board for approval.

     13. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

     While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the external auditor.

     The above constitutes the complete Audit Committee Charter of Retractable Technologies, Inc. effective as of August 14, 2000.


                                                           /s/ Thomas J. Shaw
                                                           ---------------------
                                                           THOMAS J. SHAW
                                                           Chairman of the Board


ATTEST:

/s/ Michele Larios
------------------------------
MICHELE LARIOS, Secretary

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